PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Second Quarter 2013 Financial Results

Reiterates 2013 Financial Guidance

Second Quarter Highlights:

•	Revenue of $101.9 million, flat year-over-year and up 3% sequentially
•	Gross margin of 26.1% compared to 26.2% year ago and 25.4% in Q1
•	Operating income of $6.7 million; as adjusted operating income of $9.7 million, down 20% year-over-year, up 31% sequentially
•	Net income of $1.2 million; as adjusted net income of $3.5 million, down 30% year-over-year, up 52% sequentially
•	Generated strong cash from operations of $8.3 million
•	Debt reduced $7.9 million

WARSAW, Ind., August 1, 2013 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced second quarter 2013 financial results for the period ended June 29, 2013.

	Second Quarter			Vs Prior Quarter
(in millions, except per share data)	2013	2012	Change	2Q'13	1Q'13	Change
Revenue	$101.9	$102.3	0%	$101.9	$98.9	3%
Operating income	6.7	8.1	-17%	6.7	3.9	72%
Net income (loss)	1.2	1.6	-25%	1.2	(0.3)	FAV
EPS	$0.03	$0.05	-40%	$0.03	$(0.01)	FAV

As Adjusted Non-GAAP*
Operating income*	$9.7	$12.1	-20%	$9.7	$7.4	31%
Net income*	3.5	5.0	-30%	3.5	2.3	52%
EPS*	$0.09	$0.14	-36%	$0.09	$0.06	50%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, as well as charges for management transition costs, acquisition related costs, facility closure and severance, SEC related legal costs and legal entity restructuring costs. See “As Adjusted Financial Measures” below.

(in millions)	Second Quarter			Vs Prior Quarter
Revenue by Product: by Segment	2013	2012	Change	2Q'13	1Q'13	Change
OEM Solutions Revenue
Instruments	$28.1	$28.5	-1%	$28.1	$28.2	0%
Implants	28.1	25.1	12%	28.1	26.0	8%
Cases	17.1	14.5	18%	17.1	16.4	4%
Other	6.3	6.9	-9%	6.3	6.1	3%
Total OEM Solutions Revenue	$79.6	$75.0	6%	$79.6	$76.7	4%
Symmetry Surgical Revenue	22.3	27.3	-18%	22.3	22.2	1%

Total Revenue	$101.9	$102.3	0%	$101.9	$98.9	3%

Revenue for the second quarter 2013 was $101.9 million, compared to $102.3 million in the same period last year. The current quarter revenue was driven by lower sales in the Company’s Symmetry Surgical segment, offset by growth in the OEM Solutions segment.

OEM Solutions segment revenue increased 6.1% to $79.6 million in the second quarter 2013 from $75.0 million in the second quarter 2012. The increase was driven by higher sales of Implants and Cases, partially offset by slightly lower sales of Instruments and Other (Aerospace). Implants revenue benefitted from consumption demand as well as the timing of stocking orders and inventory adjustments by certain customers. Second quarter 2013 OEM Solutions segment revenue was also impacted by $0.2 million, or -0.2%, due to the unfavorable impact of foreign currency exchange rates. On a sequential basis, second quarter 2013 OEM Solutions revenue was up 3.8% compared to the first quarter 2013, primarily driven by increased demand in the Implants, Cases and Other categories, along with relatively flat results in the Instruments category.

Symmetry Surgical segment revenue decreased 18.2% to $22.3 million in the second quarter 2013 from $27.3 million in the second quarter 2012. The decrease was primarily due to the ongoing recovery from transition-related sales disruptions with certain U.S. customers and transitions to distributorships in the rest of the world related to the integration of the Codman surgical instruments business into Symmetry Surgical. On a sequential basis, second quarter 2013 Symmetry Surgical revenue increased 0.6% compared to the first quarter 2013, reflecting a stabilization of the transition process.

Gross profit for the second quarter 2013 was $26.6 million, compared to $26.8 million in the second quarter 2012. Gross margin percentage for the second quarter 2013 was 26.1%, compared to 26.2% in the second quarter 2012. Gross margin was driven by a lower percentage of revenue from the Company’s higher margin Symmetry Surgical segment as compared to the same period last year. This was offset by improvement in OEM Solutions gross margin, which was primarily driven by efficiencies resulting from increased sales and the Company’s lean manufacturing initiatives.

Sales, marketing, general and administrative expenses in the second quarter 2013 were $17.9 million, compared to $17.5 million in the same period last year. The increase in the second quarter 2013 was primarily due to increased infrastructure costs in the Symmetry Surgical segment of approximately $0.6 million, increased self-insured healthcare claims costs of $0.6 million and $0.2 million of Medical Device Excise Tax. These increases were partially offset by reductions of $0.7 million in stock based compensation expense, $0.3 million in legal entity restructuring costs, and $0.2 million in amortization expense.

Operating income for the second quarter 2013 was $6.7 million, compared to $8.1 million in the same period last year. Operating margin was 6.6% in the second quarter 2013, compared to 7.9% in the same period last year. Excluding non-cash charges for stock compensation expense, amortization of intangible assets, as well as charges for management transition costs, acquisition related costs, facility closure and severance costs, SEC-related legal costs and legal entity restructuring costs (referred to as “operating income adjustments”), operating income for the second quarter 2013 was $9.7 million, compared to $12.1 million in the same period last year. The decrease was primarily driven by lower revenue in the Symmetry Surgical segment.

Interest expense for the second quarter 2013 was $4.6 million, compared to interest expense of $5.0 million in the same period last year. This decrease was driven by the Company’s focus to use free cash flow to reduce debt.

Income tax expense for the second quarter 2013 was $0.5 million, compared to $1.6 million in the same period last year, driven by the decrease in pre-tax income and the increase in the percentage of income earned in foreign jurisdictions where the statutory tax rates are lower than the Federal statutory rate.

Net income for the second quarter 2013 was $1.2 million, or $0.03 per diluted share, compared to $1.6 million, or $0.05 per diluted share, in the same period last year. Excluding the operating income adjustments noted above, as well as amortization of debt issuance costs, net income for the second quarter 2013 was $3.5 million, or $0.09 per diluted share, compared to $5.0 million, or $0.14 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the second quarter of 2013 was 36,842,954.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “We are pleased with our second quarter results, which reflect growth in the OEM Solutions segment and a stabilization of the integration challenges in our Symmetry Surgical segment. While we expect the Symmetry Surgical segment to be pressured for the remainder of the year, we have made measurable progress addressing the integration issues as evidenced by the slight sequential growth. Moving forward our team will continue to focus more time on building customer relationships and our Symmetry Surgical brand, leading to a gradual improvement in year over year results. In OEM Solutions, our results reflect the stable orthopedic procedure environment and a greater than expected impact to implant revenue from the timing of orders and inventory adjustments from certain customers. We continue to see market weakness in Europe, and slower than expected large new product launches and supplier rationalization efforts constraining capital spending. Accordingly, we are reiterating the guidance provided in June, which includes the potential for sequential revenue and margin improvement in the second half of the year.”

Financial Guidance

The following forward-looking estimates regarding 2013 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the second quarter 2013 results and the current outlook for the remainder of the year, the Company is reiterating its financial guidance for the full year 2013. The Company expects full year 2013 revenue to be in the range of $400 million to $415 million. The Company expects full year 2013 GAAP earnings per diluted share to be in the range of $0.14 to $0.24 and full year 2013 as adjusted* earnings per diluted share to be in the range of $0.40 to $0.50. This includes a negative $0.02 impact of the Medical Device Excise Tax in G&A expense. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, facility closure and severance costs and other one-time expenses. These items are expected to negatively impact full year 2013 GAAP earnings per diluted share by approximately $0.26.

Diluted earnings per share – GAAP	$0.14 - $0.24

Estimated Amortization	$0.16
Estimated stock compensation expense	$0.05
Estimated all other adjustments	$0.05

Diluted earnings per share – as adjusted*	$0.40 - $0.50

Conference Call

Symmetry Medical will host a conference call to discuss the second quarter 2013 financial results at 8:00 a.m. ET on August 1, 2013. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (866) 813-5647 for domestic callers and (847) 619-6249 for international. The confirmation number for both is 35310347 (please reference “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through November 1, 2013. In addition, a telephonic replay of the call will be available until August 30, 2013. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use passcode 3531 0347#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.

Consolidated Statements of Operations

	Three Months Ended		Year to Date
	June 29,	June 30,	June 29,	June 30,
	2013	2012	2013	2012
	(In Thousands, Except Per Share Data, Unaudited)

Revenue	$101,948	$102,335	$200,812	$203,020
Cost of revenue	75,377	75,564	149,097	151,105

Gross profit	26,571	26,771	51,715	51,915

Research and development expenses	1,174	811	2,338	1,705
Sales and marketing expenses	6,815	6,617	13,935	13,761
General and administrative expenses	11,066	10,930	23,904	21,601
Facility closure and severance	794	299	923	672

Operating income	6,722	8,114	10,615	14,176
Other (income) expense:
Interest expense	4,554	5,024	9,171	10,168
Derivatives valuation (gain) loss	44	(63)	237	(63)
Other	416	(56)	102	(454)

Income before income taxes	1,708	3,209	1,105	4,525
Income tax expense	531	1,573	222	2,059

Net income	$1,177	$1,636	$883	$2,466

Net income per share:
Basic	$0.03	$0.05	$0.02	$0.07

Diluted	$0.03	$0.05	$0.02	$0.07

Weighted average common shares and equivalent shares outstanding:
Basic	36,314	35,913	36,295	35,904
Diluted	36,843	36,331	36,803	36,284

Symmetry Medical Inc.

Consolidated Balance Sheets

In Thousands

	June 29,	December 29,
	2013	2012

ASSETS:	(unaudited)
Current Assets:
Cash and cash equivalents	$12,506	$9,815
Accounts receivable, net	55,105	62,593
Inventories	65,225	64,437
Refundable income taxes	6,408	4,904
Deferred income taxes	6,870	7,878
Derivative valuation asset	5	242
Other current assets	5,548	4,145

Total current assets	151,667	154,014
Property and equipment, net	94,098	98,046
Goodwill	228,640	229,134
Intangible assets, net of accumulated amortization	112,625	116,403
Other assets	6,560	7,721

Total Assets	$593,590	$605,318

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$29,813	$27,863
Accrued wages and benefits	9,663	9,354
Other accrued expenses	7,107	10,028
Accrued income taxes	90	-
Derivative valuation liability	227	513
Current portion of capital lease obligations	463	492
Current portion of long-term debt	5,225	11,111

Total current liabilities	52,588	59,361
Accrued income taxes	7,124	7,035
Deferred income taxes	18,572	17,910
Derivative valuation liability	1,441	3,883
Other liabilities	896	869
Capital lease obligations, less current portion	1,207	1,417
Long-term debt, less current portion	196,734	200,113

Total Liabilities	278,562	290,588

Commitments and contingencies

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued June 29, 2013--37,252; December 29, 2012--36,795	4	4
Additional paid-in capital	288,297	287,453
Retained earnings	27,150	26,267
Accumulated other comprehensive income (loss)	(423)	1,006

Total Shareholders' Equity	315,028	314,730

Total Liabilities and Shareholders' Equity	$593,590	$605,318

Reconciliation of As Adjusted Financial Measures

	Three Months Ended
	June 29,	March 29,	June 30,
	2013	2013	2012
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$6,722	$3,893	$8,114
Adjustments:
Amortization of intangible assets	1,773	1,776	2,008
Stock compensation expense	292	962	1,003
Management transition costs	-	-	58
Acquisition related costs (1)	73	591	264
SEC-related legal costs	-	-	12
Facility closure and severance	794	129	299
Legal entity restructuring (2)	-	-	315

Operating income, as adjusted	$9,654	$7,351	$12,073

Net income, as reported	$1,177	$(294)	$1,636
Adjustments:
Amortization of intangible assets	1,152	1,154	1,305
Amortization of debt issuance costs	409	303	315
Stock compensation expense	190	625	652
Management transition costs	-	-	38
Acquisition related costs (1)	47	384	172
SEC-related legal costs	-	-	8
Facility closure and severance	516	84	194
Legal entity restructuring (2)	-	-	630

Net income, as adjusted	$3,491	$2,256	$4,950

Earning per diluted share, as reported	$0.03	$(0.01)	$0.05
Impact of adjustments	0.06	0.07	0.09

Earning per diluted share, as adjusted	$0.09	$0.06	$0.14

(1) Acquisition related costs include costs associated with professional fees in all periods presented. Additionally, second quarter 2012 includes non-cash purchase accounting inventory step-up of $91.

(2) Legal entity restructuring during second quarter 2012 includes professional fees, foreign currency impact and a net unfavorable income tax impact.

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